Exhibit 99.1
Wayfair Names Michael E. Sneed to its Board of Directors
Johnson & Johnson EVP Brings Extensive Experience in Corporate Affairs, Communications and Operations to Leading Home Retailer

BOSTON, Mass. – November 13, 2020 – Wayfair Inc. (NYSE:W), one of the world’s largest online destinations for the home, today announced that Michael E. Sneed, Executive Vice President of Global Corporate Affairs and Chief Communication Officer for Johnson & Johnson (NYSE:JNJ), has been elected to its board of directors. Sneed brings a wealth of experience to the Wayfair board leading Johnson & Johnson’s global marketing, communication, design and philanthropy functions and overseeing strategic operations as a member of the company’s Executive Committee. Throughout his career, Sneed has driven international growth for key business areas across Johnson & Johnson.

“We are excited to welcome Michael to the Wayfair board,” said Niraj Shah, CEO, Co-Founder and Co-Chairman, Wayfair. “His experience leading core business units at J&J and proven track record driving growth across a variety of consumer product businesses, combined with his expertise in corporate affairs and communications, will be highly impactful. I look forward to Michael’s insights and guidance as we charge ahead on our path of tremendous growth and further solidify our position as the leader in home.”

During the course of his accomplished career at Johnson & Johnson, Sneed has held a variety of senior leadership positions across key areas of the business. Prior to his current roles, he served as Company Group Chairman and was a member of the Medical Devices & Diagnostics Group Operating Committee. In his tenure, Sneed also served as vice president of Worldwide Consumer Pharmaceuticals, president of McNeil Nutritionals Worldwide, and global president of the Personal Products Company, overseeing critical business functions spanning IT, Finance and HR within the Consumer & Personal Care group.

“I am thrilled to join the Wayfair board and look forward to partnering with an exceptional team that is redefining what’s possible in retail,” noted Sneed. “With its laser-focus on the customer and long-term vision for growth, the company is uniquely positioned to take advantage of the massive market opportunity ahead as consumers continue to shift online and increasingly choose Wayfair as their go-to place to shop for everything home.”

Sneed is a member of the board of trustees at Macalester College and the Thomas Jefferson Health System. He also serves on the Executive Committee of the Ad Council. He holds a Master’s degree in business administration from the Tuck School of Business at Dartmouth College and a Bachelor of Arts degree, cum laude, from Macalester College.
About Wayfair
Wayfair believes everyone should live in a home they love. Through technology and innovation, Wayfair makes it possible for shoppers to quickly and easily find exactly what they want from a selection of more than 18 million items across home furnishings, décor, home improvement, housewares and more. Committed to delighting its customers every step of the way, Wayfair is reinventing the way people shop for their homes - from product discovery to final delivery.
The Wayfair family of sites includes:
•Wayfair - All things home, all in one place.
•Joss & Main - Stylish designs to discover daily.
•AllModern - The best of modern, priced for real life.
•Birch Lane - Classic home. Comfortable cost.

•Perigold - The widest-ever selection of luxury home furnishings.
Wayfair generated $13.0 billion in net revenue for the twelve months ended September 30, 2020. Headquartered in Boston, Massachusetts with operations throughout North America and Europe, the company employs more than 16,700 people.
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Media Relations Contact:
Susan Frechette
PR@Wayfair.com

Investor Relations Contact:
Jane Gelfand
IR@Wayfair.com